UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2009

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Flying Cloud Drive Minneapolis, Minnesota		55344-3720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Alliant Techsystems Inc. (ATK) is filing this Current Report on Form 8-K to reflect the adoption of FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS No. 160) as of April 1, 2009. Both FSP APB 14-1 and SFAS No. 160 must be applied retrospectively to all periods presented.  ATK is furnishing this information so that investors can see the impact of these accounting pronouncements on prior periods.

ATK adopted the provisions of FSP APB 14-1 as of April 1, 2009, as required. FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative instrument under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). FSP APB 14-1 requires that the issuer of a convertible debt instrument within the scope of the rule separately account for the liability and equity components in a manner that reflects the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The excess of the principal amount of the liability component over its initial fair value must be amortized to interest cost using the effective interest method.  The disclosure in this Current Report on Form 8-K reflects the application of FSP APB 14-1 to ATK’s $199,453 aggregate principal amount of 3.00% Convertible Notes, the $279,929 aggregate principal amount of 2.75% Convertible Notes due 2024, and the $300,000 aggregate principal amount of 2.75% Convertible Notes due 2011.

In conjunction with the adoption of FSP APB 14-1, ATK estimated the nonconvertible borrowing rates for each of its convertible notes and determined the fair value of the equity component of these notes as stated in the following table:

	Borrowing Rate	Fair Value of the equity component
$199,453 aggregate principal amount of 3.00% Convertible Notes	7.00%	$56,850
$279,929 aggregate principal amount of 2.75% Convertible Notes	6.13%	43,568
$300,000 aggregate principal amount of 2.75% Convertible Notes	6.80%	50,779

FSP ABP 14-1 requires retrospective treatment of its provisions to all periods presented. Therefore, previously reported balances (prior to April 1, 2009) have been adjusted to effectively record a debt discount equal to the fair value of the equity component, a deferred tax liability for the tax effect of the recorded debt discount and an increase to paid-in capital for the after-tax fair value of the equity component as of the date of issuance of the respective notes. Previously reported balances have also been adjusted to provide for the amortization of the debt discount through interest expense and the associated decrease in the deferred tax liability recorded through income tax expense.

As of March 31, 2009, the unamortized debt discount associated with FSP APB 14-1 related to convertible notes was as follows:

Unamortized Discount
$199,453 aggregate principal amount of 3.00% Convertible Notes	$35,452
$279,929 aggregate principal amount of 2.75% Convertible Notes	3,820
$300,000 aggregate principal amount of 2.75% Convertible Notes	27,507

The unamortized discount will be amortized through interest expense into earnings over the remaining expected term of the convertible notes. A summary of the effect of applying these provisions on ATK’s fiscal year 2005 through 2009 consolidated statements of income is as follows:

	Fiscal year ended March 31,
	2009	2008	2007	2006	2005
Increase in interest expense	$(23,921)	$(22,326)	$(16,719)	$(11,610)	$(9,277)
Tax benefit	9,568	8,980	6,688	4,664	3,711
Net income	(14,353)	(13,346)	(10,031)	(6,946)	(5,566)
Diluted earnings per share	$(0.42)	$(0.38)	$(0.29)	$(0.19)	$(0.15)

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS No. 160) which amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. ATK adopted SFAS No. 160 on April 1, 2009, as required,  and retrospectively reclassified the “Minority interest in joint venture” balance previously included in the “Other long-term liabilities” line of the consolidated balance sheet to a new component of equity with respect to ATK’s noncontrolling interest in a joint venture.  The adoption also impacted certain captions previously used on the consolidated income statement.  The adoption did not have a material impact on ATK’s consolidated financial position or results of operations.

This Current Report on Form 8-K updates certain financial information for the years ended March 31, 2009, 2008, 2007, 2006, and 2005 presented in Items 6 and 8 of ATK’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as well as the quarter ended June 29, 2008, the quarter and six months ended September 28, 2008, and the quarter and nine months ended December 28, 2008 presented in Item 1 of Part I of ATK’s Form 10-Q for the respective periods to reflect the adoption of the provisions of FSP APB 14-1 and SFAS No. 160.

The updated financial information is set forth in Exhibit 99.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
99.1

Restated financial information for the fiscal years ended March 31, 2009, 2008, 2007, 2006, and 2005 as well as the quarter ended June 29, 2008, the quarter and six months ended September 28, 2008, and the quarter and nine months ended December 28, 2008 in accordance with the provisions of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlements) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

By:	/s/ John L. Shroyer
Name:	John L. Shroyer
Title:	Senior Vice President and Chief Financial Officer

Date:  August 6, 2009